UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

November 24, 2015	000-52641
Date of Report (Date of earliest event reported)	Commission File Number

INFRASTRUCTURE MATERIALS CORP.
(Exact name of registrant as specified in its charter)

Delaware	98-0492752
(State or other jurisdiction of incorporation or	(I.R.S. Employer Identification Number)
organization)

1135 Terminal Way, Suite 106
Reno, NV 89502 USA
(Address of Principal Executive Offices) (Zip Code)

775-322-4448
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01	Entry into a Material Definitive Agreement

Infrastructure Materials Corp. (the “Company”) announced on December 1, 2015 that its wholly owned subsidiary, Silver Reserve Corp. (“SRC”), entered into an option agreement (the “Option Agreement”) with Gold Resource Corporation (“Gold Resource”) (NYSE MKT: GORO) effective as of November 24, 2015, pursuant to which SRC granted Gold Resource an exclusive option (the “Option”) to purchase 100% of SRC’s interest in the Clay Peters Project (the “Project”).

Upon full execution of the Agreement, as consideration for the grant of the Option, Gold Resource is required to pay SRC cash consideration of approximately $121,000 and stock consideration consisting of the number of shares of Gold Resource Stock common stock that is equal to $200,000. The Option Agreement has a three year term, during which Gold Resource may exercise the Option for additional cash consideration of approximately $270,000 and additional stock consideration consisting of the number of shares of Gold Resource common stock that is equal to $1,000,000. In the event that Gold Resource elects to exercise the Option, SRC is entitled to a 2% net smelter return royalty upon gross proceeds realized from commercial production on the Project.

The foregoing description of the Option Agreement does not purport to be complete. For additional information please see Exhibit 10.1 attached hereto.

Item 9.01	Financial Statements and Exhibits

(a)	Financial Statements of Business Acquired.

Not applicable.

(b)	Pro Forma Financial Information.

Not applicable.

(c)	Shell Company Transaction.

Not applicable.

(d)	Exhibits.

Exhibit 10.1	Option Agreement, dated as of November 24, 2015, between Silver Reserve Corp. and Gold Resource Corporation.

Exhibit 99.1	Press release dated December 1, 2015 entitled “Infrastructure Materials Corp. Announces Option Agreement.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INFRASTRUCTURE MATERIALS CORP.

December 1, 2015		/s/ Mason Douglas
	Name:	Mason Douglas
	Title:	President and CEO